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[ADAPTEC LOGO]                                         FOR IMMEDIATE RELEASE



          ADAPTEC ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

MILPITAS, CALIF. January 20, 1997 Adaptec, Inc. (Nasdaq. ADPT) announced today that it intends to raise $200 million (excluding the proceeds of the over-allotment option, if any) through an offering of convertible subordinated notes within the United States to qualified institutional investors and outside the United States to non-U.S. investors. The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including working capital, possible prepayments or other arrangements to obtain foundry capacity, capital expenditures and possible acquisitions. No other terms were disclosed.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.